Exhibit 11.1

                      DIALOGIC CORPORATION AND SUBSIDIARIES

                         CALCULATION OF INCOME PER SHARE
                    (In thousands, except per share amounts)



                                       Three Months Ended     Three Months Ended
                                         March 31, 1996           March 31, 1995

Income applicable to shares used in
    calculation of income per share             $10,612                $ 2,050
                                                =======                =======
Shares used in calculation of income per share:
Weighted average shares outstanding              15,518                 15,211
Dilutive effect of stock options after
    application of treasury stock method            738                    769

Number of shares used in calculation
           of income per share                   16,256                 15,980
                                                 ======                 ======

Income per share                                $  0.65                $  0.13
                                                _______                _______


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